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                                                                     EXHIBIT 11

                         WEIDER NUTRITION INTERNATIONAL
                       COMPUTATION OF EARNINGS PER SHARE

                                                YEAR ENDED    NINE MONTHS ENDED
                                               MAY 31, 1996   FEBRUARY 28, 1997
                                               ------------   -----------------
Net income                                         $14,964           $8,075
Addback after-tax interest expense reduction         1,980            2,190
                                                ----------       ----------
Net income as adjusted                             $16,944          $10,265
                                                ==========       ==========
Weighted average common shares outstanding
  -- historical                                      1,195            1,195

  Effects of 14,371.3 for one stock split       17,174,995       17,174,995

  Issuance of shares necessary to pay one-time
    $25.0 Class B dividend                       1,666,667        1,666,667
                                                ----------       ----------
Pro forma weighted average common shares
  outstanding                                   18,842,858       18,842,858
                                                ==========       ==========
Pro forma net income per common and common
  equivalent share                                   $0.79            $0.43
                                                     =====            =====
  Pro forma weighted average common shares
    outstanding                                 18,842,858       18,842,858
  Issuance of remaining shares per the
    offerings                                    3,933,333        3,933,333
  Issuance of common stock pursuant to
    Management Incentive agreements                992,856          992,856
  Issuance of common stock to certain
    employees with minimum service period
    of six months                                   42,000           42,000
                                                ----------       ----------
Supplemental pro forma common and common
  equivalent shares outstanding                 23,811,047       23,811,047
                                                ==========       ==========
Supplemental pro forma net income per common
  and common equivalent share                        $0.71            $0.43
                                                     =====            =====